Exhibit (b)(1)
EXECUTION VERSION

JPMORGAN CHASE BANK, N.A.	UBS LOAN FINANCE LLC
J.P. MORGAN SECURITIES LLC	677 Washington Boulevard
383 Madison Avenue	Stamford, Connecticut 06901
New York, New York 10179
UBS SECURITIES LLC
299 Park Avenue
New York, New York 10171
CONFIDENTIAL
April 26, 2011
Saleen Acquisition, Inc.
c/o the Addressees set forth below
Project Saleen
Commitment Letter
Ladies and Gentlemen:
     You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMorgan” and, together with JPMorgan Chase Bank, collectively, the “JPM”), UBS Loan Finance LLC (“UBS”) and UBS Securities LLC (“UBSS”, together with UBS and JPM, “we”, “us” or the “Commitment Parties”) that a newly created entity (“Newco” or “you”) formed at the direction of Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. and their affiliates (collectively, the “Sponsor”), intends to acquire, directly or indirectly, an entity previously identified to us by you as “Saleen” (the “Target”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibits B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).
     1. Commitments.
     In connection with the Transactions, each of JPMCB and UBS (each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 50% of the entire aggregate principal amount of the Senior Secured Facilities, subject only to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit C hereto.

     2. Titles and Roles.
     It is agreed that (i) each of JPMorgan and UBSS will act as a lead arranger for the Senior Secured Facilities (each a “Lead Arranger” and collectively, the “Lead Arrangers”), (ii) each of JPMorgan and UBSS will act as a joint bookrunner for the Senior Secured Facilities (each a “Joint Bookrunner” and, collectively with the Lead Arrangers, the “Joint Bookrunners”), (iii) JPMCB will act as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Senior Secured Facilities and (iv) UBSS will act as syndication agent for the Senior Secured Facilities. It is further agreed that JPM shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Secured Facilities and that UBSS shall have “right side” designation and shall appear on the top right of any Information Materials and all other offering or marketing materials in respect of the Senior Secured Facilities. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Senior Secured Facilities unless you and we shall so agree.
     3. Syndication.
     The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), and you agree to use commercially reasonable efforts to provide the Initial Lenders with a period of at least 20 consecutive days (such time frame shall not include any days from August 19, 2011 to and including September 5, 2011) following receipt of the Information Memorandum (as defined below) (“Syndication Period”) in a form customarily delivered in connection with senior secured bank financings and prior to the Closing Date; provided that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and competitors of the Target and its subsidiaries that have been specified to us by you in writing at any time prior to your acceptance of this Commitment Letter (or, if after that date, that are reasonably acceptable to the Lead Arrangers) (“Disqualified Lenders”) and (b) notwithstanding the Lead Arrangers’ right to syndicate the Senior Secured Facilities and receive commitments with respect thereto (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Senior Secured Facilities on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Senior Secured Facilities (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Senior Secured Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Senior Secured Facilities until the initial funding of the Senior Secured Facilities has occurred and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Secured Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.
     Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Secured Facilities and in no event shall the commencement or successful completion of syndication of the Senior Secured Facilities constitute a condition to the availability of the Senior Secured Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndica-

tion efforts, it is their intent to have Lenders commit to the Senior Secured Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the Senior Secured Facilities is achieved and (ii) the 30th day following the Closing Date (the “Syndication Date”), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and to the extent practical and appropriate, the Target’s existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to ensure such contact between senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations mutually agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause the Target to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication (including the use of commercially reasonable efforts to provide such material no later than the start of the Syndication Period), (d) using your commercially reasonable efforts to procure, at your expense, prior to the start of the Syndication Period, ratings for the Senior Secured Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating in respect of the Company after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Target to be available for such meetings) and (f) there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of you, the Target or any of your or its subsidiaries being offered, placed or arranged (other than the Senior Secured Facilities or any indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Purchase Agreement) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Senior Secured Facilities (it is understood that the Target’s and its subsidiaries’ ordinary course short term working capital facilities and ordinary course capital lease, purchase money and equipment financings will not materially impair the primary syndication of the Senior Secured Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Senior Secured Facilities on the Closing Date.
     The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Senior Secured Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts to cause the Target to provide) to us all customary information with respect to you, the Target and each of your and its respective subsidiaries and the Transactions, including the financial information set forth in Exhibit C, all financial information and projections prepared by you (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Senior Secured Facilities. For the avoidance of doubt, you will not be required to provide any in-

formation to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you, the Target or any of your respective affiliates. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Senior Secured Facilities shall be those required to be delivered pursuant to Exhibit C hereto.
     You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Senior Secured Facilities (any such memorandum, an “Information Memorandum”, and such Information, Projections, other offering and marketing material and Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that wish to receive only information that (i) is publicly available or (ii) is not material with respect to you, the Target, the Company or your or their respective subsidiaries or securities for purposes of United States federal and state securities laws (collectively, the “Public Side Information”)) and who may be engaged in investment and other market related activities with respect to you, the Target, the Company or your or their respective subsidiaries or securities (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials, and the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.
     You agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Senior Secured Facilities that includes only Public Side Information with respect to you, the Borrowers, the Target or the Company or any of your or their respective subsidiaries or securities to be used by Public-Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution of the Information Materials to prospective Lenders, represent that the additional version of the Information Materials contains only Public Side Information (other than Information about the Transactions or the Senior Secured Facilities) and exculpate us and our affiliates with respect to any liability related to the use of the contents, and exculpate you and your subsidiaries, the Investors and their respective affiliates and the Target and its subsidiaries, in the event of any unauthorized misuse of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, at our request, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as containing only Public Side Information (it being understood that you shall not be obligated to mark such information as “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders. You also acknowledge that Public Siders consisting of publishing debt analysts may participate in “bank meetings”; provided that such analysts shall not publish any information obtained from such meetings until the Closing Date (and in any event not in violation of any confidentiality obligations).
     You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Ar-

rangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Senior Secured Facilities’ terms and conditions, (c) drafts and final versions of the Senior Secured Facilities Documentation and (d) publicly filed financial statements of the Target and/or its subsidiaries. If you advise us that any of the foregoing items should be distributed only to Private Siders, then the Lead Arrangers will not distribute such materials to Public Siders without your prior consent (which shall not unreasonably be withheld).
     4. Information.
     You hereby represent and warrant that, (a) all written information and written data, other than the Projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party directly or indirectly by you or by any of your representatives (including the Sponsor) on your behalf in connection with the transactions contemplated hereby (which information shall be to the best of your knowledge to the extent it relates to the Target and its businesses), when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives (including the Sponsor) on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Target and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Senior Secured Facilities, each of the Commitment Parties (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.
     5. Fees.
     As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Senior Secured Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.
     6. Conditions.
     The commitments of the Initial Lenders hereunder to fund the Senior Secured Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are sub-

ject solely to (a) the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto and (b) the conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Senior Secured Facilities shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Senior Secured Facilities Documentation, other than those that are expressly stated in the section entitled “Conditions to All Borrowings” in Exhibit B hereto and the conditions set forth in Exhibit C hereto to be conditions to the initial funding under the Senior Secured Facilities on the Closing Date.
     Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Senior Secured Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Target, the Guarantors, the Company, the Investors, your and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the availability of the Senior Secured Facilities on the Closing Date shall be (A) such of the representations made by the Target with respect to the Target and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (to such extent, the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Company, the Borrowers and the Guarantors in the Senior Secured Facilities Documentation and (ii) the terms of the Senior Secured Facilities Documentation shall be in a form such that they do not impair the availability of the Senior Secured Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit B hereto and in Exhibit C hereto are satisfied (it being understood that, to the extent any security interest in any Collateral or any Guarantee is not or cannot be provided and/or perfected on the Closing Date (other than (1) the pledge and perfection of the security interests (x) in the equity securities of any U.S. subsidiaries of the Company (to the extent required by Exhibit B) and (y) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code and (2) the providing of Guarantees (to the extent required by Exhibit B) by any U.S. subsidiary of the Company) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Company acting reasonably but in any event no later than (A) 10 days following the Closing Date (or such later date as may be reasonably agreed between the Administrative Agent and the Company) with respect to Brazilian subsidiaries of the Company and (B) 90 days following the Closing Date (or such later date as may be reasonably agreed between the Administrative Agent and the Company) with respect to all other subsidiaries of the Company). For purposes hereof, “Specified Representations” means the representations and warranties of the Company, the Borrowers and the Guarantors set forth in the Senior Secured Facilities Documentation relating to power and authority, due authorization, execution and delivery and enforceability, in each case, related to, the entering into, borrowing under, performance of and granting of security interests pursuant to the Senior Secured Facilities Documentation; no violation of organizational documents or applicable law, in each case related to the entering into and performance of the Senior Secured Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis; Patriot Act; Federal Reserve margin regulations; the Investment Company Act; laws applicable to sanctioned persons; subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral; and the status of the Senior Secured Facilities and the guarantees thereof as senior debt. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

     7. Indemnity.
     To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Senior Secured Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Senior Secured Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheet, the Fee Letter or the Senior Secured Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheet and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Senior Secured Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Senior Secured Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Senior Secured Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

     Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives (as determined by a court of competent jurisdiction a final and non-appealable decision) and (ii) none of we, you, the Investors, the Target or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Senior Secured Facilities and the use of proceeds thereunder), or with respect to any activities related to the Senior Secured Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Senior Secured Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph.
     You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.
     You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable)), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.
     Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent that there is a final judicial determination that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.
     8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.
     You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

     As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Target and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.
     The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Target, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you and your affiliates, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto. Furthermore, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
     9. Confidentiality.
     You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld or delayed), except (a) to the Investors (or potential Investors), and to your and any of the Investors’ officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commit-

ment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter and the contents thereof) and the contents hereof to the Target, its respective subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or controlling equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Senior Secured Facilities or in connection with any public filing relating to the Transactions, (iii) you may disclose the Term Sheet and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Company and the Senior Secured Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Senior Secured Facilities or in any public filing relating to the Transactions and (v) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target and its officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis. For clarification purposes, nothing herein shall preclude you or the Target from naming the Commitment Parties in any press release announcing the Transactions referencing the Transactions.
     The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, the Target or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, the Target or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) for purposes of establishing a “due diligence” defense or (h) to potential or prospective Lenders, par-

ticipants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Company or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any Disqualified Lender. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Senior Secured Facilities upon the initial funding thereunder.
     Notwithstanding anything to the contrary herein, this Section 9 shall automatically terminate on the second anniversary hereof.
     10. Miscellaneous.
     This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you, to the Company or to another entity, so long as the Company or such entity is, or substantially simultaneously with the consummation of the Transactions will be, controlled by the Investors after giving effect to and in connection with the Transactions and shall (directly or through a wholly-owned subsidiary) own the Company or be the successor to the Company) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Senior Secured Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Senior Secured Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS

OF THE STATE OF NEW YORK; provided that it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit C hereto) (and whether or not a Material Adverse Effect has occurred and whether or not the condition set forth in paragraph 1 of Exhibit C has been satisfied), (b) the determination of the accuracy of any Specified Purchase Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right to terminate your obligations under the Purchase Agreement and (c) the determination of whether the Acquisition has been, or will be, consummated in accordance with the terms of the Purchase Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (and, to the extent provided in the Purchase Agreement with respect to this clause (c), the laws of the Cayman Islands).
     The Lead Arrangers may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Company and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the Lead Arrangers’ expense; provided that the Lead Arrangers shall not publicly disseminate any such materials or information without your prior consent (not to be unreasonably withheld or delayed).
     Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the of the Senior Secured Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter. It being acknowledged and agreed that the commitments provided hereunder are subject to the conditions precedent as provided herein.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
     We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the

Lenders may be required to obtain, verify and record information that identifies the Company, the other Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Company, the other Borrowers and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any or all such information with the Lenders.
     The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of paragraph 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Senior Secured Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Senior Secured Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Senior Secured Facilities (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.
     If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Fee Letter in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures, the Commitment Parties could purchase (and remit in New York City) dollars with such other currency on the business day preceding that on which final judgment is given. Your obligation in respect of any sum due hereunder or under the Fee Letter shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the business day following its receipt of any sum adjudged to be so due in such other currency, the Commitment Parties may, in accordance with normal banking procedures, purchase (and remit in New York City) dollars with such other currency; if the dollars so purchased and remitted are less than the sum originally due to the Lenders, the Lead Arrangers or any Indemnified Person in dollars, you agree, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant payee against such loss, and if the dollars so purchased exceed the sum originally due in dollars, such excess shall be remitted to you.
     Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to JPM on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on April 26, 2011. The Initial Lenders’ respective commitments and the obligations of the Lead Arrangers and Joint Bookrunners hereunder will expire at such time in the event that Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Purchase Agreement and prior to the consummation of the Transactions, the termination of the Purchase Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Senior Secured Facilities and (iii) 5:00

p.m., New York City time, on the October 26, 2011 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arrangers and Joint Bookrunners to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.
[Remainder of this page intentionally left blank]

     We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, JPMORGAN CHASE BANK, N.A.
By:	/s/ Goh Siew Tan
	Name:	Goh Siew Tan
	Title:	Vice President

J.P. MORGAN SECURITIES LLC
By:	/s/ Dan Alster
	Name:	Dan Alster
	Title:	Executive Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

UBS LOAN FINANCE LLC
By:	/s/ Kristine Shryock
	Name:	Kristine Shryock
	Title:	Director and Counsel Region Americas Legal

By:	/s/ Michael Lawton
	Name:	Michael Lawton
	Title:	Director

UBS SECURITIES LLC
By:	/s/ Kristine Shryock
	Name:	Kristine Shryock
	Title:	Director and Counsel Region Americas Legal

By:	/s/ Michael Lawton
	Name:	Michael Lawton
	Title:	Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:

SALEEN ACQUISITION, INC.
By:	/s/ Kenneth Hao
	Name:	Kenneth Hao
	Title:	President

In care of:
Silver Lake Partners III, L.P.
2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention of Kenneth Hao
Silver Lake Sumeru Fund, L.P.
2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention of Ajay Shah
[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT A
Project Saleen
Transaction Description
     Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
     Silver Lake Partners III, L.P., Silver Lake Sumeru Fund, L.P. and their affiliates (collectively, the “Sponsor”), together with certain other investors arranged by and/or designated by the Sponsor (including members of the Target’s management) (collectively with the Sponsor, the "Investors”) intend to acquire (the “Acquisition”), directly or indirectly, an entity previously identified to us by you as “Saleen” (the “Target”) pursuant to the Purchase Agreement (as defined below).
     In connection with the foregoing, it is intended that:
a)	The Investors have established Saleen Holdings, Inc., a newly formed Cayman Islands exempted company (“Parent”) and Saleen Acquisition, Inc. (“Newco”), a newly formed Cayman Islands exempted company and a wholly owned subsidiary of Parent.
b)	The Investors will directly or indirectly make cash equity contributions (the “Equity Contribution”) to Newco (with all contributions (i) to Holdings to be in the form of common equity or other equity interests that are treated as equity by S&P and Moody’s and (ii) by Parent to Newco to be in the form of common equity) in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing equity holders of the Target rolled over or invested in connection with the Transactions (as defined below) and excluding any portion of the cash equity contributed to Storage Parent (as defined below) on the Closing Date, at least 45% (of which up to 10% of may be rollover equity) of the total pro forma debt and equity capitalization of the Target and its subsidiaries on the Closing Date after giving effect to the Transactions.
c)	Pursuant to the agreement and plan of merger (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Purchase Agreement”) entered into with the Target, Parent, Newco will be merged with and into the Target in accordance with the terms thereof, with the Target being the surviving entity. Pursuant to the Purchase Agreement, the equity holders of the Target shall have the right to receive the consideration for their equity interests in the Target (the “Acquisition Consideration”) in accordance with the terms of, and subject to adjustment as provided in, the Purchase Agreement.
d)	Substantially simultaneously with the Acquisition, the Target will effect an internal reorganization and restructuring of the Storage Business (as defined in the Purchase Agreement) pursuant to which the Storage Business shall be owned directly by the Target through a newly-formed company (the “Storage Parent”) and the remaining subsidiaries and businesses of the Target shall be owned directly by the Target through an existing or newly-formed Cayman Island company (“Holdings”) as a sister company to the Storage Parent.

A-1

(e)	The Borrowers will obtain up to $350 million in senior secured first-lien loan facilities described in Exhibit B to the Commitment Letter (the “Senior Secured Facilities).
f)	On the Closing Date, the Target will issue an irrevocable notice to redeem the Target’s outstanding LIBOR plus 5.50% Floating Rate Notes due 2012 (the “Existing Notes”) on a redemption date not later than 35 days after the Closing Date and deposit with the trustee for the Existing Notes an amount sufficient to satisfy and discharge the indenture for the Existing Notes.
g)	All the existing third party indebtedness for borrowed money of the Company and its subsidiaries, other than (i) ordinary course capital leases, purchase money indebtedness, equipment financings and other ordinary short term working capital facilities, (ii) indebtedness permitted to be incurred prior to the Closing Date under the Purchase Agreement, (iii) as provided in clause (f) above and (iv) certain other indebtedness that the Lead Arrangers and Newco the reasonably agree may remain outstanding after the Closing Date will be refinanced and any security interests or guarantees in connection therewith shall have been terminated or released (collectively and together with the transactions in clause (f) above, the “Refinancing”).
h)	The proceeds of the Equity Contribution, the Senior Secured Facilities and cash on hand at the Target on the Closing Date will be applied (i) to pay the Acquisition Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).
The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B
Project Saleen
Senior Secured Facilities
Summary of Principal Terms and Conditions1

Borrowers:	A Cayman Islands company that is a wholly-owned, direct subsidiary of Holdings (the “Company”), together with a wholly-owned subsidiary of the Company organized in the United States and, at the option of the Company and upon 10 days prior written notice to the Lead Arrangers, any additional subsidiary borrower organized under the laws of Luxembourg, the Netherlands or another European jurisdiction as designated by the Company; provided that such other jurisdiction is reasonably acceptable to the Lead Arrangers (each, a “Borrower” and collectively, the “Borrowers”). The Borrowers will be co-borrowers and jointly and severally liable with respect to the Borrower Obligations (as defined below).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	JPMCB will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to Newco and excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	JPMorgan and UBSS will each act as a lead arranger for the Senior Secured Facilities (each a “Lead Arranger” and collectively, the “Lead Arrangers”), JPMorgan and UBSS and will act as joint bookrunners (the “Joint Bookrunners”), and each will perform the duties customarily associated with such roles.

Syndication Agent:	UBSS.

Documentation Agent:	A financial institution to be designated by Newco and reasonably acceptable to the Lead Arrangers.

Senior Secured Facilities:	(A) A senior secured first-lien term loan facility (the “Term Facility”) in an aggregate principal amount of up to

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

$300 million (the loans thereunder, the “Term Loans”).

The Term Loans will be offered with 50 bps of original issue discount or upfront fees on the amount thereof.

(B)   A senior secured first-lien “first-out” revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Senior Secured Facilities”) available to any Borrower in an aggregate principal amount of $50 million. Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Loans”.

The Revolving Facility will be offered with 100 bps of upfront fees on the commitments on the Closing Date.

Swingline Loans:	In connection with the Revolving Facility, JPMCB (in such capacity, the “Swingline Lender”) will make available a swingline facility under for short-term borrowings upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

If any Lender becomes a “defaulting Lender”, then the swingline exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such defaulting Lender, the Swingline Lender may require the Borrowers to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans during a period where there is an “uncovered” exposure.

Incremental Facilities:	The Senior Secured Facilities will permit the Borrowers to add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Facility”) in an aggregate amount of up to $25.0 million plus an additional unlimited amount if, on a pro forma basis after giving effect to the incurrence of any such Incremental Term Facility (and after giving effect to any acquisition consummated simultaneously therewith and all other appropriate pro forma adjustment events), the ratio of Consolidated Secured Net Debt to Consolidated EBITDA (the “Secured Net Leverage Ratio”) (as such terms are defined in Annex II hereto modified as reasonably agreed (1) to more accurately reflect the business and financial accounting of the Company and (2) to clarify or address technical clarification) is equal to or less than 2.50:1.00; provided that:

(i) no existing Lender will be required to participate in any such Incremental Term Facility without its consent,

(ii) event of default under the Senior Secured Facilities would exist after giving effect thereto,

(iii) any such Incremental Term Facility shall be secured by the Collateral on a pari passu or junior basis with the Loans (pursuant to a customary intercreditor agreement),

(iv)  the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term Facility and the weighted average life of such Incremental Term Facility shall be not shorter than the then remaining weighted average life of the Term Facility,

(v)   the interest rate margins, rate floors, fees, premiums and funding discounts and (subject to clause (iv)) maturity and amortization schedule applicable to any Incremental Term Facility shall be determined by the Company and the Lenders thereunder; provided, that in the event that the “yield” for any Incremental Term Facility implemented prior to the second anniversary of the Closing Date is higher than the yield for the Term Facility by more than 50 basis points, then the “yield” for the Term Facility shall be increased to the extent necessary so that such “yield” is equal to the “yield” for such Incremental Term Facility, minus 50 basis points; provided, further, that, in determining the yield applicable to the Term Facility and any Incremental Term Facility (a) applicable margin, original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrowers to the Lenders under the Term Facility or any Incremental Term Facility in the initial primary syndication thereof shall be included (with OID and upfront fees being equated to interest based on assumed four-year life to maturity) and any customary arrangement or commitment fees paid to the arrangers thereof shall not be included and (b) any Adjusted LIBOR “floor” applicable to the Term Facility or any Incremental Term Facility shall be equated to “yield” to the extent such floor would have the effect of increasing Adjusted LIBOR on the Term Facility or such Incremental Term Facility at the time such Incremental Term Facility is implemented, and

(vi)  any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clauses (iv) and (v) above), they shall be reasonably satisfactory to the Administrative Agent.

The Borrowers may (but are not obligated to) seek commitments in respect of the Incremental Term Facility from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender.

Refinancing Facilities:	The Senior Secured Facilities Documentation will permit the Borrowers to refinance loans under the Term Facility or commitments under the Revolving Facility or loans or commitments under any Incremental Term Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facility (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Senior Secured Facilities Documentation with the consent of the Administrative Agent and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more series of senior unsecured notes or loans or senior secured notes that will be secured by the Collateral on a pari passu basis with the Senior Secured Facilities or second lien secured notes or loans that will be secured on a subordinated basis (subject to customary intercreditor agreements) to the Senior Secured Facilities (and such notes or loans, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes does not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Facility being refinanced, or, with respect to Refinancing Notes, have any mandatory prepayment provision that could result in prepayment thereof prior to the loans under the Term Facility being refinanced (other than customary change of control and asset sale offer provisions), (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced and (iii) the other terms and conditions of such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing terms (including any pricing “MFN” provision) and optional prepayment or redemption terms) are substantially identical to, or less favorable to the investors providing such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes, as applicable, than, those applicable to the Term Facility or revolving commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facility and revolving credit commitments existing at the time of such refinancing).

Purpose:
(A)   The proceeds of borrowings under the Term Facility will be used by the Borrowers on the Closing Date along with the proceeds from borrowings under the Revolving Facility (subject to the limitation set forth below under “Availability”), the Equity Contribution and cash on hand at the Company, solely to pay the Acquisition Costs.

(B)   The letters of credit and proceeds of Revolving Loans will be used by the Borrowers and their subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, and to finance a portion of the Acquisition Costs.

Availability:	(A) The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

(B)   The Revolving Facility (exclusive of letter of credit usage) will be made available on the Closing Date to finance a portion of the Acquisition Costs, which portion shall include, in any event, an amount sufficient to fund any OID or upfront fees required to be funded on the Closing Date; provided that the Company and its restricted subsidiaries would have at least $75 million of unrestricted cash on hand and borrowing availability under the Revolving Facility after giving effect thereto. Additionally, letters of credit in an amount to be mutually agreed upon may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Company or its subsidiaries as of the Closing Date. Otherwise, letters of credit and Revolving Loans will be available after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be mutually agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:	An aggregate amount to be agreed upon of the Revolving Facility will be available to the Borrowers for the purpose of issuing letters of credit. Letters of credit under the Revolving Facility will be issued by JPMCB, UBS and/or other Lenders reasonably acceptable to the Company and the Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above), except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank. The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) issued under the Revolving Facility will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrowers (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Company from the relevant Issuing Bank. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrowers do not reimburse an Issuing Bank for drawings within the time period specified above.

If any Lender becomes a “defaulting Lender”, then the Revolving Facility letter of credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such defaulting Lender, the applicable Issuing Bank may require the Borrowers to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent revolving credit exposure would exceed the commitments of the non-defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:	(A) Term Facility

The Term Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of such Term Facility, with the balance payable on the seventh anniversary of the Closing Date; provided that the Senior Secured Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term Loans upon the request of the Company and without the consent of any other Lender.

(B) Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date; provided that the Senior Secured Facilities Documentation shall provide the right of individual Lenders to agree to extend the maturity of their Revolving Commitments upon the request of the Company and without the consent of any other Lender.

Guarantees:	Subject to the Certain Funds Provisions, all obligations of the Borrowers (the “Borrower Obligations”) under the Senior Secured Facilities and under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent at the time such transaction is entered into (“Hedging /Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured first-lien basis (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned restricted subsidiary of the Company that is not a Borrower (the “Guarantors”), provided that Guarantors shall not include, (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (c) any subsidiary that is prohibited by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as such prohibition was not incurred in contemplation of such acquisition) or by applicable law, rule or regulation from guaranteeing the Senior Secured Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received and (d) any subsidiary to the extent providing a Guarantee would result in a material adverse tax consequence to the Company or one of its subsidiaries (including as a result of the operation of Section 956 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Company with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Company and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Notwithstanding the foregoing and subject to the Certain Fund Provisions, the Brazilian subsidiaries of the Company shall become Guarantors.

Security:	Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions, the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements will be secured by: (a) a perfected pledge of the equity securities of the Company and of each direct, wholly-owned restricted subsidiary of the Company and of each other Borrower and subsidiary Guarantor and (b) perfected, security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of the Borrowers and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, material intercompany notes and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing), (ii) all leasehold interests (and there shall be no requirement to deliver landlord lien waivers, estoppels and collateral access letters), (iii) motor vehicles and other assets subject to certificates of title, letter of credit rights with a value of less than an amount to be agreed and commercial tort claims with a value of less than an amount to be agreed (except to the extent such security interest may be perfected by UCC filings), (iv) pledges and security interests prohibited by applicable law, rule or regulation; (v) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents; (vi) assets

(including any capital stock or other equity interests) to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Company and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed); (vii) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Company or any of its restricted subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (viii) any “intent to use” trademark applications, (ix) those assets as to which the Administrative Agent and the Company reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby and (x) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (x) are, collectively, the “Excluded Assets”). In addition, in no event shall control agreements or control or similar arrangements be required with respect to deposit or securities accounts or commodities accounts.

The Revolving Facility shall be a “first-out” facility (i.e. the Revolving Facility will have waterfall priority over the Term Facility with respect to realization on Collateral and Guarantees).

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Senior Secured Facilities Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (except customary permitted liens and other, exceptions and baskets to be set forth in the Senior Secured Facilities Documentation).

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with:

(A)   commencing with the first full fiscal year of the Company to occur after the Closing Date, 50% of Excess Cash Flow (such term to be defined in a manner consistent with the Precedent Documentation taking into account the Documentation Considerations), with step-downs to 25% upon achievement of a Secured Net Leverage Ratio equal to or less than 2.00: 1.00 and to 0% upon achievement of a Secured Net Leverage Ratio equal to or less than 1.50:1.00; provided that, in any fiscal year, any voluntary prepayments of loans under the Term Facility and loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments, made during such fiscal year or after year end and prior to the time such Excess Cash Flow prepayment is due other than prepayments funded with the proceeds of incurrences of indebtedness or equity, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

(B)   100% of the net cash proceeds (which will be defined to exclude, amongst other things, the amount of any required tax distribution that Holdings and/or the Company may be required to make as a result of such sale or disposition) of all non-ordinary course asset sales or other dispositions of property by the Company and its restricted subsidiaries (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of an amount to be agreed and subject to the right of the Company to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days after such 12 month period, and other exceptions to be set forth in the Senior Secured Facilities Documentation; and

(C)   100% of the net cash proceeds of issuances of debt obligations of the Company and its restricted subsidiaries after the Closing Date (other than debt permitted under the Senior Secured Facilities Documentation other than Refinancing Facilities and Refinancing Notes).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, to the Term Facility on a pro rata basis among the Term Facility and to scheduled installments of principal of the Term Facility in direct order of maturity.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender, may be retained by the Company.

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Prepayments from subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Senior Secured Facilities Documentation to the extent such prepayments would be prohibited by law or would result in material adverse tax consequences.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Senior Secured Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term Facility and any Incremental Term Facility will be applied to the remaining amortization payments under such Term Facility or such Incremental Term Facility, as applicable, and may be applied to any Term Facility or any Incremental Term Facility, in any case, as directed by the Company (and absent such direction, in direct order of maturity thereof).

Documentation:	The definitive documentation for the Senior Secured Facilities (the “Senior Secured Facilities Documentation”) will be based on that certain Credit Agreement dated as of November 19, 2009 among Skype Global Sarl, Springboard Finance L.L.C., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and related security, collateral and guarantee agreements executed and/or delivered in connection therewith, in each case, as amended and in effect on the date hereof (collectively, the “Precedent Documentation”), and will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet, together with other customary loan document provisions and other terms and provisions to be mutually agreed upon (it being understood and agreed that only the terms expressly set forth herein are being committed to), the definitive terms of which will be negotiated in good faith (including as to operational requirements of the Company and its subsidiaries in light of their industries, businesses and business practices), and shall be consistent with this Term Sheet (it being understood and agreed that such Precedent Documentation may be modified (i) for operational and other similar agency provisions, (ii) to more accurately reflect the Company’s financial accounting or to address technical matters, (iii) to reflect any exercise of “market flex” under the Fee Letter and (iv) giving effect to then prevailing market conditions in connection with the syndication of similar top-tier sponsor led transactions of this type) (collectively, the “Documentation Considerations”).

Representations and Warranties:	Limited to the following (to be applicable to Holdings, the Company and its restricted subsidiaries only): organizational status and good standing; power and authority, execution, delivery and enforceability of Senior Secured Facilities Documentation; with respect to Senior Secured Facilities Documentation, no violation of, or conflict with, law, organizational documents or agreements; compliance with law; litigation; margin regulations; material governmental approvals with respect to the Senior Secured Facilities; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets), no material adverse change (after the Closing Date); taxes; ERISA; subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; creation and perfection of liens and other security interests; consolidated Closing Date solvency of the Company and its subsidiaries; and status of the Senior Secured Facilities as senior debt and designated senior debt, subject, in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Senior Secured Facilities Documentation consistent with the Precedent Documentation and taking into account the Documentation Considerations.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Senior Secured Facilities on the Closing Date will be subject solely to the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit C to the Commitment Letter.

Conditions to All Borrowings:	The making of each extension of credit under the Senior Secured Facilities shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (provided, the only representations and warranties, the accuracy of which shall be a condition to the making of the initial borrowing and other extensions of credit under the Senior Secured Facilities on the Closing Date, shall be the Specified Purchase Agreement Representations and the Specified Representations) and (c) after the Closing Date, the absence of defaults or events of default under the Senior Secured Facilities Documentation at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:	Limited to the following (to be applicable to Holdings, the Company and its restricted subsidiaries only): delivery of annual audited and quarterly unaudited financial statements within 120 and 60 days after year end and quarter end, respectively (with (i) extended time periods of 180 days to deliver the 2011 fiscal year audited financial statements and 90 days to deliver unaudited quarterly financial statements for the first three fiscal quarters of fiscal year 2012 and (ii) the ability to provide financial statements at a parent company level (including at the Target) so long as such financial statements are accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its restricted subsidiaries on a stand-alone basis, on the other hand (provided that audited financial statements for the fiscal year 2011 and all prior fiscal quarters shall be of Target and its subsidiaries on a consolidated basis without consolidating information with respect to the Company and its restricted subsidiaries or the Storage Business)), annual budget reports (with delivery time periods to be consistent with the delivery requirements for the audited financial statements), accountants’ letters, officers certificates and other information reasonably requested by the Administrative Agent; notices of defaults, litigation and ERISA events; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises; rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental and PATRIOT Act); additional Guarantors and Collateral (subject to limitations set forth above in “Security”); use of proceeds; changes in lines of business; commercially reasonable efforts to maintain public corporate credit/family ratings of the Company and ratings of the Senior Secured Facilities from Moody’s and S&P (but not to maintain a specific rating) and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Senior Secured Facilities Documentation consistent with the Precedent Documentation (where applicable) and taking into account the Documentation Considerations.

Negative Covenants:	Limited to the following (to be applicable to Holdings, the Company and its restricted subsidiaries) limitations on:

a)   the incurrence of debt (which shall permit, amongst other things (i) the Senior Secured Facilities (including Incremental Facilities), (ii) non-speculative hedging arrangements entered into in the ordinary course of business, (iii) certain indebtedness existing on the Closing Date, (iv) secured notes issued in lieu of the Incremental Facilities, (v) Refinancing Facilities and/or Refinancing Notes, (vi) secured or unsecured purchase money indebtedness in an amount to be agreed and (v) the incurrence of unlimited unsecured debt subject to a pro forma compliance with a ratio of Consolidated Total Net Debt to Consolidated EBITDA (as such terms are defined in Annex II hereto) (the “Total Net Leverage Ratio”) of 3.50 to 1.00);

b) liens;

c) fundamental changes;

d)   asset sales (including sales of subsidiaries) and sale leasebacks (which shall permit, amongst other things, (i) sales of assets on an unlimited basis for fair market value so long as (a) at least 75% of the consideration for asset sales in excess of $5 million consists of cash (subject to customary exceptions to the cash consideration requirement to be set forth in the Senior Secured Facilities Documentation, including a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (b) such asset sale is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereto;

e)   investments (which shall permit, amongst other things, (i) investments in Storage Parent or any of its subsidiaries (including indirectly by means of an equity distribution to the Target) (“Storage Investments”) in an amount not to exceed $30 million at any time; provided that to the extent that the Target or the direct or indirect equity holders of the Target receive net cash proceeds from the disposition of all or any portion of the Storage Business or the capital stock of Storage Parent (including from any issuance of capital stock by Storage Parent), from any dividend or other distribution from Storage Parent or any similar “monetization” transaction (A) if the Total Net Leverage Ratio at the time of such disposition is equal to or less than the Total Net Leverage Ratio on the Closing Date after giving effect to the Transactions, then the Company and its restricted subsidiaries shall receive cash (by means of a cash contribution to the common capital of the Company and/or a repayment of debt owing to the Company or any of its restricted subsidiaries by the Storage Business) in an amount equal to the lesser of (y) the net cash proceeds of such disposition received by the Target or such equity holders and (z) the outstanding amount of Storage Investments immediately prior to such time and (B) if the Total Net Leverage Ratio at the time of such disposition is greater than the Total Net Leverage Ratio on the Closing Date, then the Target and its restricted subsidiaries shall receive cash (by means of a contribution to its common capital and/or the repayment of debt owing to the Company or any restricted subsidiary by the Storage Business) in an amount equal to the lesser of (y) the net cash proceeds of such disposition received by the Target or such equity holders and (z) the outstanding amount of Storage Investments immediately prior to such time multiplied by two, (ii) re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired, (iii) acquisitions subject only to no event of default after giving effect thereto; provided that acquisitions of entities that do not become Guarantors and made with the proceeds of any consideration provided by a Borrower or a Guarantor will be limited to an aggregate amount to be agreed plus the Available Amount Basket (as defined below) and (iv) a general investment basket equal to (x) the greater of an amount to be agreed and a percentage of Consolidated EBITDA for the most recently ended twelve month period at the time of utilization (which percentage shall be set to equate to such initial amount as of the Closing Date) plus (y) the Available Amount Basket);

f)   directly or indirectly dividends or making distributions on, or redemptions of, the Company’s equity (which shall permit, amongst other things (i) the payment of tax distributions in amounts sufficient to permit Holdings’ (or its direct or indirect parent or its or its parent’s equity holders) to pay its tax liability in respect of the Company, (ii) restricted payments contemplated by clause (e) above to effect any permitted Storage Investment and (iii) a general restricted payment basket equal to an amount to be agreed plus the Available Amount Basket);

g) prepayments or redemptions of subordinated debt or amendments of subordinated debt documents in a manner material and adverse to the Lenders;

h) negative pledge clauses and restrictive agreements;

i) transactions with affiliates;

j) changes in fiscal year; and

k) permitted activities of Holdings

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Senior Secured Facilities Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in the Precedent Documentation, but adjusted to take into account the Documentation Considerations.

In addition, the negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (without duplication) (a) 50% of Consolidated Net Income (as defined in Annex II modified as reasonably agreed (1) to more accurately reflect the business and financial accounting of the Company and (2) to clarify or address technical clarifications) of the Company and its restricted subsidiaries from the Closing Date, plus (b) the net cash proceeds of new equity issuances of the Company (other than disqualified stock), plus (c) capital contributions received by the Company after the Closing Date in cash or cash equivalents (other than in respect of any Specified Equity Contribution (as defined below) or any disqualified stock), plus (d) dividends or other distributions or returns on capital received by the Company or any restricted subsidiary from an unrestricted subsidiary, plus (e) the net cash proceeds of a sale of any unrestricted subsidiary (including the issuance of stock of an unrestricted subsidiary) received by the Company or any restricted subsidiary.

The Available Amount Basket may be used (without duplication) for investments, restricted payments and the prepayment or redemption of subordinated debt.

Financial Maintenance Covenants:	With respect to the Term Facility: None.

With respect to the Revolving Facility:

Limited to a springing maximum Secured Net Leverage Ratio set at 4.35 to 1.00; provided that such ratio shall be adjusted upwards to the extent the aggregate outstanding principal amount of the Senior Secured Facilities on the Closing Date exceeds $300 million as a result of the exercise of “market flex” under the Fee Letter in order to reflect the same 35% cushion to Consolidated EBITDA assumed in the calculation of such ratio (which, for avoidance of doubt, is $88.3 million) and with no step-downs over time (the “Revolver Financial Covenant”).

The Revolver Financial Covenant will be tested (i) at the time any Revolving Loans or Swingline Loans are drawn upon or letters of credits issued under the Revolving Facility (if after giving effect to such letter of credit there would be more than $1.0 million of letters of credit outstanding that are not cash collateralized) and (ii) quarterly and only if on the last day of a fiscal quarter any Revolving Loans or more than $1.0 million of letters of credit are outstanding under the Revolving Facility (but not including any cash collateralized letter of credit exposure).

For purposes of determining compliance with the Revolver Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Company after the beginning of the relevant fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Company, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the Revolver Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Company to be in pro forma compliance with the Revolver Financial Covenant for the relevant fiscal quarter, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Senior Secured Facilities Documentation, (d) there shall be a maximum of five Specified Equity Contributions over the life of the Revolving Facility and (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution or increase in cash used in calculating the Secured Net Leverage Ratio with any such proceeds.

Unrestricted Subsidiaries:	The Senior Secured Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Company will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, no event of default is continuing. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Senior Secured Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the Revolver Financial Covenant or the calculation of any financial ratio required by the Senior Secured Facilities Documentation.

Events of Default:	Limited to the following (to be applicable to Holdings, the Company and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of certain of such covenants, to a thirty day grace period and a 10-day equity cure grace period with respect to the Revolver Financial Covenant); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy or other insolvency events of Holdings, the Company, any Borrower or a material restricted subsidiary (with a customary grace period for involuntary events); material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control (to include a pre- and post-initial public offering provision).

A default with respect to Revolver Financial Covenant shall not give rise to a cross default under the Term Facility and the Lenders under the Term Facility will not be permitted to exercise any remedies with respect to an uncured breach of the Revolver Financial Covenant.

Voting:	Amendments and waivers of the Senior Secured Facilities Documentation will require the approval of Lenders (excluding any defaulting Lenders) holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities (with customary limitations with respect to loans held by the Sponsor or other affiliates of the Company) (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to:
(A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees and (C) extensions of scheduled amortization, fee or interest payments or final maturity, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral, (iii) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Bank will be provided, (iv) changes altering the “first out” waterfall priority status of the Revolving Facility shall require the approval of Lenders holding 100% of the aggregate amount of Loans and commitments under the Revolving Facility and (v) changes adversely affecting the rights to payment of one class of term or revolving Lenders differently from any other class of term or revolving, as the case may be, Lenders will require the consent of more than 50% of the aggregate amount of loans and commitments of the adversely affected class. Notwithstanding the foregoing, amendments and waivers of the Revolver Financial Covenant or its component definitions will require only the approval of Lenders holding more than 50% of the aggregate amount of Loans and commitments under the Revolving Facility.

For the avoidance of doubt, the Senior Secured Facilities Documentation may be amended in order to modify any provision relating to pro rata sharing of payments among the Lenders with the consent of Lenders holding more than 50% of the advances and commitments under the directly and adversely affected facility whose payments are being amended. In the event that any provision relating to pro rata sharing of payments among the Lenders is modified in favor of any class of Lenders holding loans with a maturity date longer than the maturity date of any other class of loans, a majority vote of the class of Lenders under the Senior Secured Facilities directly and adversely affected thereby shall be required.

The Senior Secured Facilities Documentation shall contain customary provisions for replacing defaulting Lenders, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities shall have consented thereto.

Cost and Yield Protection:	The Senior Secured Facilities Documentation will include tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Precedent Credit Agreement; provided that the tax gross-up will not apply to any U.S. withholding taxes imposed (i) by reason of Section 1471 or Section 1472 of the Code, other than by reason of a change of law or (ii) protection for increased costs imposed as a result of rules enacted or promulgated under the Dodd-Frank Act, the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), in each case after the date of the Senior Secured Facility Documentation shall be included (but solely for such costs that would have been included if they had been otherwise imposed and only to the extent the applicable Lender is imposing such charges on other similarly situated borrowers under syndicated credit facilities).

Assignments and Participations:	The Lenders will be permitted to assign (except to Disqualified Lenders) (a) loans and/or commitments under the Term Facility with the consent of the Company and the Administrative Agent (in each case not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Company, the Swingline Lender, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Company shall be required (i) (x) prior to the earlier to occur of 30 days after the Closing Date and a Successful Syndication, after the occurrence and during the continuance of an event of default and (y) thereafter, after the occurrence and during the continuance of a payment or bankruptcy Event of Default or (ii) with respect to any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund and (B) no consent of the Administrative Agent shall be required with respect to assignment of any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 in the case of the Term Facility and $2,500,000 in the case of the Revolving Facility (or lesser amounts, if agreed between the Company and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates). For any assignment for which the Company’s consent is required on the Term Facility, such consent shall be deemed to have been given if the Company has not responded within ten business days of a request for such consent.

The Lenders will be permitted to sell participations (except to Disqualified Lenders) in loans and commitments without restriction in accordance with applicable law. Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

In addition, subject to the provisions below, non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs on terms consistent with recent market precedent for affiliates of the Sponsor. Assignments to, and purchases by the Company and its subsidiaries will be permitted without any consent, including through “Dutch-auction” purchases, on terms consistent with recent market precedent for affiliates of the Sponsor.

Assignments to the Sponsor and its affiliates (other than the direct parent of the Company, the Company and their subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

a)   Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend/participate in meetings not attended by the Company;

b)   for purposes of any amendment, waiver or modification of the Senior Secured Facilities Documentation or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which any Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (each, an “Affiliated Debt Fund”), will not be subject to such voting limitations and will be entitled to vote as if it was a Lender;

c) Affiliated Lenders may not purchase Revolving Loans; and

d) the amount of Term Loans purchased by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 20% of the original principal amount of such loans.

Assignments of loans under the Senior Secured Facilities to the Company or any restricted subsidiary shall be permitted so long as (i) any offer to purchase or take by assignment any Term Loans by the Company or any of its restricted subsidiaries shall have been made to all Lenders pro rata, (ii) no default or event of default has occurred and is continuing, (iii) the loans purchased are immediately cancelled and (iv) no proceeds from any loan under the Revolving Facility shall be used to fund such assignments.

Expenses and Indemnification:	The Borrowers, jointly and several, shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Senior Secured Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Senior Secured Facilities Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein, a single local counsel in each relevant jurisdictions or otherwise retained with the Company’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrowers, jointly and severally, will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives and the successors and permitted assigns of each of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction

(which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto and whether or not such proceedings are brought by the Company, its equity holders, its affiliates, creditors or any other person) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, controlling persons or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by any such person or one of its affiliates (as determined by a court of competent jurisdiction in final and non-appealable decision) or (iii) any dispute between and among indemnified persons that does not involve an act or omission by the direct parent of the Company, the Company or its restricted subsidiaries, except that the Administrative Agent, the Collateral Agent, Joint Bookrunner and Lead Arrangers shall be indemnified in their capacities as such. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Company under the indemnity provisions of the Senior Secured Facilities Documentation to such indemnified person for any such fees, expenses or damages, losses, claims or liabilities to the extent that there is a final judicial determination that such indemnified person is not entitled to payment of such amount in accordance with the terms of the indemnity provisions of the Senior Secured Facilities Documentation.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent, Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel llp.

ANNEX I to
EXHIBIT B

Interest Rates:	The interest rates under the Senior Secured Facilities will be as follows:

At the option of the Borrowers, initially, Adjusted LIBOR plus 4.50% or ABR plus 3.50%.

All swingline loans will be ABR loans.

From and after the delivery by the Company to the Administrative Agent of the Company’s financial statements for the first full fiscal quarter of the Company completed after the Closing Date, if the Secured Net Leverage Ratio is less than or equal to 2.25 to 1.00, the interest rates with respect to the Revolving Facility shall step down to Adjusted LIBOR plus 4.25% or ABR plus 3.25%, respectively.

Senior Secured Facilities

The Borrowers may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 9 or 12 months or less than one month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate published by the Wall Street Journal as the “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Adjusted LIBOR rate (taking into account the “floor”) plus 1.0% per annum.

Adjusted LIBOR is the London interbank offered rate for dollars, adjusted for statutory reserve requirements.

There shall be a minimum Adjusted LIBOR (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.25% per annum.

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Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Lenders. In addition, the Borrowers shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	The Borrowers shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears commencing with the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Lenders.

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ANNEX II to
EXHIBIT B
Selected Financial Definitions
          “Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and the restricted subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries which will become restricted subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.
          “Capitalized Leases” shall mean all leases that have been or should be, in accordance with GAAP as in effect on the Closing Date, recorded as capitalized leases.
          “Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Company and its restricted subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Company and the restricted subsidiaries.
          “Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:
          (a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
          (i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,
          (ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds),
          (iii) depreciation and amortization (including amortization of Capitalized Software Expenditures and amortization of deferred financing fees or costs),
          (iv) Non-Cash Charges,
          (v) extraordinary losses in accordance with GAAP,

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          (vi) non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities),
          (vii) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date and adjustments to existing reserves); provided that the aggregate amount included in Consolidated EBITDA pursuant to this clause (vii) for any Test Period shall not exceed 10% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this clause (vii)),
          (viii) the amount of any non-controlling interest consisting of subsidiary income attributable to non-controlling interests of third parties in any non-wholly owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,
          (ix) (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including any termination fees payable in connection with the early termination of management and monitoring agreements) and (B) the amount of expenses relating to payments made to option holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Facilities Documentation,
          (x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),
          (xi) the amount of any net losses from discontinued operations in accordance with GAAP,
          (xii) any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815-Derivatives and Hedging,
          (xiii) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, and
          (xiv) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (d)(v) and (d)(vi) below;

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          plus
          (b) without duplication, the amount of additional “run rate” cost savings projected by the Company in good faith to be realized as a result of specified actions initiated on or prior to the date that is 24 months after the Closing Date (including actions initiated prior to the Closing Date) (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and quantifiable, (B) no cost savings shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clauses (a)(vi) and (a)(vii) above or in the definition of the term “Pro Forma Adjustment” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the aggregate amount of costs savings added pursuant to this clause shall not exceed an amount equal to 15% of Consolidated EBITDA for any Test Period;
          (c) without duplication, the amount of discretionary research and development costs incurred by the Company and its restricted subsidiaries which are identified in good faith by the Company to have been incurred specifically for the purposes of qualifying for a reduced tax rate or other tax incentive in Brazil and that were not required to support the Company’s ongoing research and development activities; provided that (i) the aggregate amount of such costs added pursuant to this clause shall not exceed $15 million in any Test Period and (ii) if the aggregate amount of such costs added pursuant to this clause with respect to any fiscal year of the Company exceeds the tax benefit actually derived therefrom calculated by the Company in good faith based on its annual tax returns, the amount of any such excess shall reduce Consolidated EBITDA in the fiscal quarter in which such annual tax returns are filed or, if earlier, in the fiscal quarter in which such excess is determined;
          less
          (d) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
          (i) extraordinary gains and unusual or non-recurring gains,
          (ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),
          (iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),
          (iv) the amount of any net income from discontinued operations in accordance with GAAP,
          (v) any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such gain has not been

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realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815-Derivatives and Hedging,
          (vi) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in the such period,
          (vii) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xiii) and (a)(xiv) above, and
          (viii) the amount of any non-controlling interest consisting of subsidiary loss attributable to non-controlling interests of third parties in any non-wholly owned subsidiary added (and not deducted in such period to Consolidated Net Income);
in each case, as determined on a consolidated basis for the Company and the restricted subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,
          (I) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),
          (II) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Accounting Standards Codification No. 815-Derivatives and Hedging,
          (III) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any person, property, business or asset acquired by the Company or any restricted subsidiary during such period (other than any unrestricted subsidiary) whether such acquisition occurred before or after the Closing Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related person, property, business or assets to the extent not so acquired) (each such person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any unrestricted subsidiary that is converted into a restricted subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in a Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders), and
          (IV) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any person, property, business or asset (other than any unre-

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stricted subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any restricted subsidiary during such period (including, in any event, the Storage Business) (each such person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any restricted subsidiary that is converted into an unrestricted subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further deliver to the Lenders).
          “Consolidated Net Income” shall mean, for any period, the net income (loss) of the Company and the restricted subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) Transaction Costs, (d) any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments, (f) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period, (g) stock-based award compensation expenses, (h) any income (loss) attributable to deferred compensation plans or trusts and (i) any income (loss) from investments recorded using the equity method. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the restricted subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date and any permitted acquisitions or the amortization or write-off of any amounts thereof.
          In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification

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and other reimbursement provisions in connection with any acquisition or other investment or any disposition of any asset permitted hereunder.
          “Consolidated Secured Net Debt” shall mean Consolidated Total Net Debt that is secured by a Lien on the Collateral.
          “Consolidated Total Net Debt” shall mean, as of any date of determination, (a) the aggregate amount of indebtedness of the Company and the restricted subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of acquisition method accounting in connection with the Transactions or any permitted acquisition) consisting only of indebtedness for borrowed money, unreimbursed obligations under letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and cash equivalents to the extent the use thereof for the application to payment of indebtedness is not prohibited by law or any contract to which the Company or any of the restricted subsidiaries is a party or otherwise listed as “restricted” on the Company’s consolidated balance sheet; provided that, in no event, shall the amount deducted pursuant to this clause (b) be more than $150 million.
          “Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and the restricted subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.
          “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Accounting Standards Codification 825, “Financial Instruments”, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings or any subsidiary at “fair value”, as defined therein.
          “Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisi-

B-II-6

tion method accounting, (e) non-cash impact of translation of U.S. dollar and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
          “Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.
          “Post-Transaction Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.
          “Pro Forma Adjustment” shall mean, for any four quarter period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Company in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Company and the restricted subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such test period, or such additional costs will be incurred during the entirety of such test period, (B) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such test period and (C) the aggregate amount of costs savings increased pursuant to clause (a) shall not exceed 15% of Consolidated EBITDA for any Test Period.
          “Pro Forma Disposal Adjustment” shall mean, for any four quarter period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Business or Entity, the pro forma increase or decrease in Consolidated EBITDA projected by the Company in good faith as a result of contractual arrangements between the Company or any restricted subsidiary entered into with such Sold Business or Entity at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Business or Entity for the most recent four quarter period prior to its disposal.
          “Specified Transaction” shall mean, with respect to any period, any investment, sale, transfer or other disposition of assets, incurrence or repayment of indebtedness, restricted payment, subsidiary designation or other event that by the terms of the Facilities Documentation requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

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EXHIBIT C
Project Saleen
Summary of Additional Conditions2
     The initial borrowings under the Senior Secured Facilities shall be subject to the following conditions:
          1. (i) Subject to the qualifications set forth in the lead-in to Article III of the Purchase Agreement, since August 27, 2010 until the date of the Commitment Letter, there has not been any change, event, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in on Annex II to this Exhibit C) and (ii) since the date of the Purchase Agreement, there has not been any change, event, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          2. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Secured Facilities, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement as in effect on the date hereof, without giving effect to any modifications, amendments, consents or waivers by you thereto that are material and adverse to the Lenders or the Lead Arrangers as reasonably determined by the Lead Arrangers without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (i) any modification, amendment, consent or waiver to the definition of Material Adverse Effect shall be deemed to be material and adverse to the interest of the Lenders and the Commitment Parties, (ii) any material reduction in the purchase price under the Purchase Agreement shall be deemed to be material and adverse to the interest of the Lenders and the Commitment Parties (provided that, in no event shall a reduction of the purchase price by less than 10% be deemed material for such purposes and any such reduction shall not require the prior consent of the Lead Arrangers) and (iii) any reduction in the purchase price under the Purchase Agreement (other than a reduction covered by the foregoing clause (ii)) shall not be deemed to be material and adverse to the interest of the Lenders and the Commitment Parties if such reduction is allocated to ratably reduce the pro forma equity capitalization of the Target and the Term Loan Facilities). The Lead Arrangers hereby acknowledge that they are satisfied with the Purchase Agreement, dated as of the date hereof, and the Disclosure Schedules and exhibits thereto.
          3. The Equity Contribution shall have been made, or substantially simultaneously with the initial borrowings under the Senior Secured Facilities, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter.
          4. Concurrently with the consummation of the Acquisition, the Refinancing shall have been consummated.

[2]	Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

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          5. The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Target and related statements of income, changes in equity and cash flows of the Target for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Target for each subsequent fiscal quarter after August 27, 2010 ended at least 45 days before the Closing Date (in the case of this clause (b), without footnotes). The Lead Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the 2008, 2009 and 2010 fiscal years and in the foregoing clause (b) for the fiscal quarters ended November 26, 2010 and February 25, 2011.
          6. The Lead Arrangers shall have received a presentation of the pro forma consolidated total assets and total liabilities of the Company as of February 25, 2011 and a pro forma consolidated profit and loss statement down to EBITDA of the Company for the twelve-month period ending on such date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such presentation) or at the beginning of such period (in the case of such statement), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.
          7. Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing and the Guarantors shall have entered into the Guarantees.
          8. The Administrative Agent and the Lead Arrangers shall have received all documentation and other information about the Company, the other Borrowers and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent or the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
          9. The closing of the Senior Secured Facilities shall have occurred on or before the Expiration Date.
          10. The execution and delivery of (i) the Senior Secured Facilities Documentation which shall be consistent with the Commitment Letter and Term Sheet and subject to the Certain Funds Provision set forth in the Commitment Letter and (ii) customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) and a solvency certificate of the Company in the form attached as Annex I hereto.
          11. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowings under the Senior Secured Facilities, have been paid (which amounts may be offset against the proceeds of the Senior Secured Facilities).
          12. The Lead Arrangers shall have received annual projections of the Company and its restricted subsidiaries for the fiscal years 2011 through 2018. The Lead Arrangers hereby acknowledge receipt of such annual projections.

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ANNEX I to
EXHIBIT C
Form of Solvency Certificate
[          ], 2011
          This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [          ] of the Credit Agreement, dated as of [          ](as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among [          ] (the “Company”), the lending institutions from time to time parties thereto and [          ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
          I, [          ], the Chief Financial Officer of the Company, on behalf of the Company and not in my individual capacity, DO HEREBY CERTIFY on behalf of the Company that I have made such investigation and inquiries as to the financial condition of the Company and its subsidiaries as I have deemed necessary and prudent for the purposes of providing this Certificate. I acknowledge that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the making of Loans under the Credit Agreement. I further certify that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Certificate were made in good faith and were based on assumptions reasonably believed by the Company to be fair in light of the circumstances existing at the time made and continue to be fair as of the date hereof. I further certify, as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:
          1. The sum of the debt (including contingent liabilities) of Company and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Company and the Subsidiaries, on a consolidated basis.
          2. The capital of the Company and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.
          3. The Company and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).
          4. The present fair saleable value of the present assets of the Company and the Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of their debts (including contingent liabilities) as such debts become absolute and matured.
          4. The Company and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.
          5. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespec-

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tive of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
          6. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and the Subsidiaries after consummation of the transactions contemplated by the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[ ]
By:
Name:
	Title:	Chief Financial Officer

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Project Saleen
Definition of Material Adverse Effect
          “Material Adverse Effect” means any change, effect, event or occurrence that (A) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (B) prevents or materially delays the Company from performing its obligations under the Purchase Agreement in any material respect; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) (A) general economic, financial, political, capital market, credit market, or financial market conditions or (B) general conditions affecting any of the industries in which the Company and its Subsidiaries operate; (ii) changes in Law or changes in GAAP or accounting standards, in either case, occurring after the date hereof; (iii) any natural disasters, pandemics or acts of war (whether or not declared), sabotage or terrorism, or an escalation or worsening thereof; (iv) the entry into, announcement or performance of the Purchase Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (other than Section 5.1(a) of the Purchase Agreement), and the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any shareholder litigation arising from allegations of breach of fiduciary duty relating to the Purchase Agreement or the transactions contemplated by the Purchase Agreement, except that this clause (iv) shall not apply with respect to the representations and warranties contained in Section 3.4 of the Purchase Agreement (v) any changes in the price or trading volume of the Common Stock (provided that the underlying change, effect, event or occurrence that caused or contributed to such change in market price or trading volume shall not be excluded); (vi) any failure by the Company to meet projections or forecasts (provided that the underlying change, effect, event or occurrence that caused or contributed to such failure to meet projections or forecasts shall not be excluded); and (vii) any change or prospective change in the Company’s credit rating (provided that the underlying change, effect, event or occurrence that caused or contributed to such change or prospective change in the Company’s credit rating shall not be excluded); provided, further, however, that the change, effect, event or occurrence referred to in the preceding clauses (i), (ii) and (iii) shall be excluded pursuant to such clause only to the extent such change, effect, event or occurrence does not adversely affect the Company and its Subsidiaries, taken as a whole, disproportionately to other companies operating in the industries in which the Company and its Subsidiaries compete (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect).
          Notwithstanding anything to the contrary in the Commitment Letter, each capitalized term in the above definition (other than Purchase Agreement) shall have the meaning assigned to such term in the Purchase Agreement.

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